Exhibit 10.16

SECOND AMENDED AND RESTATED

LOAN AGREEMENT

(LINE OF CREDIT AND TERM LOAN)

This Second Amended and Restated Loan Agreement (Line of Credit and Term Loan) (“Agreement”), dated May 12, 2017 for reference purposes only, is executed by and between Andersen Tax LLC (“Borrower”), and First Republic Bank (“Lender”), with reference to the following facts:

A. Borrower (f/k/a WTAS LLC) and Lender have entered into that certain Amended and Restated Loan Agreement dated February 25, 2014 (as amended, the “Prior Loan Agreement”), pursuant to which Lender has extended a revolving line of credit to Borrower in the current maximum principal amount of $10,000,000, has made a term loan to Borrower in the original principal amount of $30,000,000 (which has an approximate current outstanding principal balance of $17,350,000) (the “2014 Term Loan”) and has issued various standby letters of credit for the account of Borrower under a sublimit of said line of credit.

B. At Borrower’s request, Lender has agreed to make a new term loan to Borrower in the original principal amount of $17,350,000 (the “2017 Term Loan”), which will be used to pay in full the 2014 Term Loan.

C. In connection with the making of the 2017 Term Loan, Lender and Borrower have agreed to increase the revolving line of credit under the Prior Loan Agreement from $10,000,000 to $12,500,000 (such increased revolving line of credit being referred to herein as the “Line of Credit Loan,” and together with the 2017 Term Loan, the “Loan”), change certain other terms and covenants of the Prior Loan Agreement and add new covenants thereto, and have the current Guarantors under the Prior Loan Agreement also guarantee the 2017 Term Loan and provide collateral to secure their guaranties.

D. Accordingly, the parties have agreed to amend and restate the Prior Loan Agreement in its entirety as set forth in this Agreement and are entering into this Agreement to establish the terms and conditions relating to the above-referenced credit facilities.

THEREFORE, for valuable consideration, Borrower and Lender agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following definitions:

1.1 AT Holdings. “AT Holdings” means Andersen Tax Holdings LLC.

1.2 Borrower’s Application. “Borrower’s Application” means the written application, if any, and all financial statements and other information submitted by Borrower to Lender in connection with Lender’s approval of the Loan.

1.3 Business Day. “Business Day” means any day other than a day on which commercial banks in New York are authorized or required by law to close.

1.4 Collateral. “Collateral” shall have the meaning, on a collective basis, as set forth in the Security Agreements.

1.5 Commitment. “Commitment” means an amount equal to the principal face amount of the Line of Credit Note, as amended from time to time.

1.6 Default. “Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

Loan Nos.:    and

Obligor No.:

1.7 Event of Default. “Event of Default” means Lender’s declaration by written notice to Borrower of a default by Borrower under the Loan Documents based on the occurrence of one or more of the events described in Section 4.1 of this Agreement.

1.8 GAAP. “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

1.9 Governmental Authorities. “Governmental Authorities” means (a) the United States; (b) the state, county, city or other political subdivision in which any of the Collateral is located; (c) all other governmental or quasi-governmental authorities, boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (d) all judicial authorities and public utilities having or exercising jurisdiction over Borrower or the Collateral. The term “Governmental Authority” means any one of the Governmental Authorities.

1.10 Governmental Permits. “Governmental Permits” means all permits, approvals, licenses, and authorizations now or hereafter issued by any Governmental Authorities for or in connection with the conduct of Borrower’s business or the ownership or use by Borrower of the Collateral or any of its other assets.

1.11 Governmental Requirements. “Governmental Requirements” means all existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to Borrower, the Collateral or any of Borrower’s other assets.

1.12 Guaranties. “Guaranties” means, collectively, (a) the Continuing Guaranties of Payment and Performance and all other guaranty agreements of any kind, now or hereafter executed by the Guarantors, and all extensions, renewals, modifications and replacements of any or all of such documents; and (b) any pledge of or grant of security interest in any certificate of deposit, account, stock, securities, bonds, or other property or asset of any kind, if any, now or hereafter executed by any third Person to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents (collectively, the “Third-party Pledge Agreements”).

1.13 Guarantors. “Guarantors” means, collectively, (a) the Person or Persons now or hereafter guaranteeing payment of the Note or payment or performance of any or all of the other Obligations, including the Persons identified as guarantors in the Loan Schedule; and (b) the Person or Persons, if any, now or hereafter entering into any of the Third-Party Pledge Agreements to secure any or all of the Obligations.

1.14 Indebtedness. “Indebtedness” means, without duplication, (a) all obligations of a Person for borrowed money, (b) all obligations of a Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of a Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the ordinary course of business, (d) all capitalized leases of a Person which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of Indebtedness of such leases shall be the capitalized amount thereof determined in accordance with GAAP, (e) all contingent and non-contingent obligations of a Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all obligations of others secured by a lien on any asset of a Person, whether or not such obligation is otherwise an obligation of such Person, and provided that the amount of such Indebtedness of such Person under this clause (f) shall be the lesser of the fair market value of such property at the date of determination (determined in good faith by Borrower) and the amount of such Indebtedness of such other Person, (g) the deferred portion from time to time of “earnouts,” and similar deferred payment obligations but excluding (i) trade accounts payable arising and paid on a timely basis in the ordinary course of business, and (ii) incentive compensation payable to Managing Directors, provided that such payments in each fiscal year of Borrower shall not, along with any payments payable to managing directors of the Guarantors, exceed 35% of the net income of Borrower and Guarantors before taxes, and (h) any guarantee of, or other contingent obligation with respect to, any Indebtedness of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such other Person in the form of credit support being provided (whether as a comfort or “make whole” letter or other similar arrangement) for such other Person’s obligations (but excluding endorsements of instruments for deposit or collection in the ordinary course of business, obligations under indemnities incurred in the ordinary course of business or under stock purchase or asset purchase or sale agreements, or which do not cover Indebtedness of the types set forth in clauses (a) through (g) above), in each case howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise.

1.15 Initial Note. “Initial Note” shall mean collectively, (a) the third amended and restated promissory note dated the same date as this Agreement executed by Borrower evidencing the Line of Credit Loan in the form of Exhibit A hereto and all extensions, renewals, modifications and replacements of such promissory note (“Line of Credit Note”); and (b) the promissory note dated the same date as this Agreement executed by Borrower evidencing the 2017 Term Loan in the form of Exhibit B hereto and all extensions, renewals, modifications and replacements of such promissory note (“2017 Term Loan Note”).

1.16 Line of Credit Advance. “Line of Credit Advance” means each advance of principal under the Line of Credit Note made by Lender to or for the benefit of Borrower pursuant to a Request for Advance or otherwise.

1.17 Loan Closing. “Loan Closing” or “Closing Date” means the date on which all or any part of the proceeds of the Loan are initially disbursed by Lender to or for the benefit of Borrower.

1.18 Loan Documents. “Loan Documents” means the Note, Security Agreements, Guaranties, Third-party Pledge Agreements (if any), this Agreement, the Letter of Credit Agreements, all other documents now or hereafter executed by Borrower and any of the Guarantors, respectively, and delivered to Lender at Lender’s request in connection with the Loan, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.19 Loan Fee. “Loan Fee” means the Loan fees specified in Section 5 of the Loan Schedule which shall be payable by Borrower to Lender prior to or on the Loan Closing.

1.20 Loan Schedule. “Loan Schedule” means the Loan Schedule attached to this Agreement as Exhibit C.

1.21 Managing Directors. “Managing Directors” means, collectively, any current or future managing directors of Borrower.

1.22 Maturity Date. “Maturity Date” means (a) with respect to the Line of Credit Note, the stated maturity date of the Line of Credit Note, and (b) with respect to the 2017 Term Loan Note, the stated maturity date of the 2017 Term Loan Note.

1.23 Note. “Note” means each Initial Note. Subsequent to any cancellation of either Initial Note, “Note” shall mean the then-effective subsequent Note (if any) executed by Borrower in favor of Lender to replace such Initial Note and that specifically recites that it arises out of this Agreement, and all extensions, renewals and modifications thereof, together with the other Initial Note. The parties acknowledge and agree that there may be multiple subsequent Notes but that with respect thereto, there shall be only one Note outstanding at any given time for the Line of Credit Loan and for the 2017 Term Loan, respectively, and that the effectiveness of such Note shall be conditioned on the cancellation of the immediately preceding Note.

1.24 Obligations. “Obligations” means all debts, obligations, and liabilities of Borrower to Lender currently existing or hereafter made, incurred or created, whether voluntary or involuntary, and however arising or evidenced, whether direct or acquired by Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether under this Agreement, the Note, any of the other Loan Documents, or otherwise, and whether Borrower may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all Attorneys’ Fees and costs now or hereafter payable by Borrower to Lender under the Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not secure and the term “Obligations” shall not include, any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless Lender and Borrower shall otherwise agree in a separate written agreement.

1.25 Permitted Liens. “Permitted Liens” shall have the meaning, on a collective basis, as set forth in the Security Agreements.

1.26 Person. “Person” means any natural person or any entity, including any corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, trustee, or Governmental Authority.

1.27 Personal Property Security Agreements. “Personal Property Security Agreement” or “Personal Property Security Agreements” means, collectively, any and all personal security agreements, pledge agreements, and Third-party Pledge Agreements, if any, now or hereafter executed by Borrower, any Guarantor or any other Person pursuant to which Borrower, any Guarantor or such Person grants a personal property security interest to Lender to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.28 Request for Advance. “Request for Advance” means a written or telephonic request (or other form of request acceptable to Lender) for an advance of principal under the Line of Credit Note or the making of the 2017 Term Loan submitted by Borrower to Lender pursuant to this Agreement.

1.29 Security Agreements. “Security Agreements” means, collectively, the Personal Property Security Agreements.

1.30 Other Terms. Each of the following terms has the meaning set forth in the section opposite such term:

Account	Exhibit C, 9.1
Advance Date	2.4
Agreement	Preamble
Attorneys’ Fees	6.5
Authorization Document	2.5
Auto Debit Termination Date	Exhibit C, 9.4
Bankruptcy Code	4.1(e)
Board of Governors	2.2
Borrower	Preamble
Claims	6.2
Confidential Information	6.19
Cure Provision	4.1(c)
Financial Covenants	3.4
Indemnified Parties	6.2
Issuer	Exhibit C, 12.1
Lender	Preamble
Letter of Credit Agreements	Exhibit C, 12.1
Letter of Credit Sublimit	Exhibit C, 12.1
Letters of Credit	Exhibit C, 12.1
Line of Credit Loan	Recitals
Loan	Recitals
OFAC	5.1(p)
Payment	Exhibit C, 9.1
Percentage Rate Increase	Exhibit C, 9.4
Termination Notice	Exhibit C, 9.3

ARTICLE II

DISBURSEMENT OF LOAN PROCEEDS

2.1 Line of Credit; 2017 Term Loan. Lender agrees, on the terms and conditions contained in this Agreement and the other Loan Documents, to make (a) Line of Credit Loans to Borrower during the period from the Closing Date up to but not including the Line of Credit Maturity Date in the aggregate principal amount not to exceed at any time outstanding the amount of the Commitment (and as such Commitment may be decreased from time to time pursuant to the provisions of Section 12.2 of the Loan Schedule); and (b) the 2017 Term Loan to Borrower on the terms and conditions of this Agreement.

2.2 Use of Loan Proceeds. All Loan proceeds received by Borrower under the Line of Credit Loan shall be used by Borrower solely for payment of those costs, charges, and other items shown in the Loan Disbursement Instructions executed by Borrower in connection with the Loan, general working capital purposes in the ordinary course of Borrower’s business, general corporate purposes in the ordinary course of business and any other use specified in the Loan Schedule. All Loan proceeds received by Borrower under the 2017 Term Loan shall be used, first, to repay in full all unpaid principal of the 2014 Term Loan, and then any excess shall be used by Borrower for the payment of those costs, charges and other items shown in the Loan Disbursement Instructions executed by Borrower in connection with the Loan, general working capital purposes in the ordinary course of Borrower’s business, general corporate purposes in the ordinary course of business and any other use specified in the Loan Schedule. Borrower agrees to pay to Lender all accrued and unpaid interest on the 2014 Term Loan on the Closing Date. Lender shall have no obligation to monitor or verify the use or application of any Loan proceeds disbursed by Lender. Borrower shall not, directly or indirectly, use all or any part of the Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Board of Governors”) or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by Lender, in its discretion.

2.3 Loan Fee. Concurrently with or prior to the Closing Date, Borrower shall pay to Lender the Loan Fee specified in the Loan Schedule. The entire Loan Fee shall be deemed to be fully earned by Lender as of the Loan Closing, and no part of the Loan Fee shall be refundable to Borrower, whether or not the principal balance of the Loan is prepaid prior to the relevant Maturity Date.

2.4 Requests for Advances. Each Request for Advance shall indicate the proposed date for the Line of Credit Advance requested by Borrower in the Request for Advance (which date shall be acceptable to Lender in its reasonable discretion and is referred to as the “Advance Date”). The parties agree that the 2017 Term Loan shall be funded on the date hereof. Each Request for Advance shall be satisfactory to Lender in form and substance. Each Advance Date shall be a Business Day. Provided that no Default or Event of Default has occurred and is continuing and Borrower has satisfied the provisions of Section 5.2, not later than 4 P.M. Pacific Standard Time on the Advance Date, Lender shall make the Line of Credit Advance or shall make the 2017 Term Loan available to Borrower in immediately available funds by deposit or credit to an account in Borrower’s name established or to be established at one of Lender’s offices, by check payable directly to Borrower or to a payee designated by Borrower, or by such other method as may be designated by Lender (including application by Lender of the proceeds of the 2017 Term Loan in an amount sufficient to repay all unpaid principal of the 2014 Term Loan, which will be effected on the books of Lender), in each case as designated by Lender.

2.5 Reliance by Lender. Lender may conclusively presume that all requests, statements, information, certifications, and representations, whether written or oral, submitted or made by Borrower or any of its agents to Lender in connection with the Loan are true and correct, and Lender shall be entitled to rely thereon, without investigation or inquiry of any kind by Lender, in disbursing the Loan proceeds and taking or refraining from taking any other action in connection with the Loan; provided that Lender shall only disburse Loan proceeds based on Requests for Advances delivered by agents of Borrower authorized to act for Borrower in any resolution or other form of authorization of any kind delivered to Lender by Borrower (each, an “Authorization Document”), which such Authorization Document is not otherwise revoked by Borrower prior to Lender’s receipt of any applicable Request for Advance. Without limiting the generality of this Section, Borrower acknowledges and agrees that (a) it is in the best interest of Borrower that Lender respond to and be entitled to rely upon Requests for Advances that are given by Borrower in writing, by telephone, or by other telecommunication method acceptable to Lender without Lender having to inquire into the actual authority of the Person making such request and purporting to act on behalf of Borrower, provided that Lender is in receipt of an unrevoked Authorization Document with respect to such Person; (b) therefore, Lender may conclusively rely on any and all Requests for Advances (whether made in writing, by telephone, or by other telecommunication method) made by any Person who purports to be one of the agents of Borrower who has been authorized to act for Borrower in an unrevoked Authorization Document; and (c) Borrower assumes all risks arising out of any lack of actual authority by any such authorized Person submitting any form of Request for Advance (whether made in writing, by telephone, or by other telecommunication method) to Lender and Lender’s reliance on such Request for Advance.

ARTICLE III

BORROWER’S COVENANTS

3.1 Existence of Borrower. Borrower shall maintain its existence in good standing under the laws of the state in which it is organized and maintain its qualification as a foreign entity in good standing in each jurisdiction in which the nature of its business requires qualification as a foreign entity and where the failure to qualify would have a material adverse effect on Borrower’s business.

3.2 Books and Records; Inspections by Lender. Borrower shall keep and maintain in all material respects complete and accurate books and records relating to its business. Lender shall have access to such books and records at all reasonable times upon not less than two (2) Business Days prior written notice to Borrower for the purposes of examination, inspection, verification, copying and for any other reasonable purpose. Borrower authorizes Lender, at its option but without any obligation of any kind to do so, to discuss the affairs, finances and accounts of Borrower with any of its officers, directors and internal accountants who perform one or more finance functions for Borrower, as well as Borrower’s independent accountants and auditors. Borrower irrevocably authorizes all such accountants and auditors to respond to and answer all requests from Lender for financial and other information regarding Borrower. Borrower waives the benefit of any accountant-client privilege or other evidentiary privilege precluding or limiting the disclosure or delivery of any of its books and records to Lender (except that Borrower does not waive any attorney-client privilege).

3.3 Reports. Without limiting any of the other terms of the Loan Documents, from time to time within ten (10) Business Days after Lender’s written reasonable request to Borrower, Borrower shall deliver to Lender such reports and information available to Borrower concerning the business, financial condition and affairs of Borrower and each Guarantor as Lender may reasonably request, provided, however, that no information regarding any particular client of Borrower or any Guarantor shall be disclosed, except that the name, the contact information, the accounts receivable information and the payment history of such clients, as well as any other information Lender deems necessary to enforce its rights in or foreclose on the Collateral, shall be disclosed to Lender promptly upon its written request after an Event of Default has occurred and is continuing.

3.4 Payment of Obligations; Compliance with Financial Covenants. Borrower shall pay all of its Indebtedness under the Note and pay and perform all of its other Obligations under the Loan Documents as and when the same become due. Without limiting the generality of the immediately preceding sentence, Borrower shall comply with all of the financial covenants contained in Section 6 of the Loan Schedule (“Financial Covenants”) and the other terms set forth in the Loan Schedule.

3.5 Notice of Material Adverse Changes. Borrower shall notify Lender in writing promptly, but in no event later than three Business Days after any officer of Borrower or any Guarantor becomes aware thereof, of (a) any material adverse change in the financial condition of Borrower or any Guarantor; (b) any material adverse change in the Collateral; (c) any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower or any Guarantor involving any claim or claims which, individually or in the aggregate, may cause or result in a material adverse change in the financial condition or business of Borrower or any Guarantor or any material impairment in the ability of Borrower or any Guarantor to carry on its business in substantially the same manner as it is now being conducted; (d) any Default or any Event of Default or any occurrence which is reasonably likely to form the basis of an Event of Default; and (e) any payment or other material default or event of default (whether or not curable) under any Indebtedness to any third Person (provided that, with respect to trade accounts payable, only material payment defaults (in terms of either payment amount or delinquency of payment) shall trigger the notification obligations as set forth in this Section 3.5).

3.6 Further Assurances. Upon Lender’s request, Borrower, at Borrower’s expense, shall: execute (or re-execute) and deliver such further documents and notices satisfactory to Lender and take any action requested by Lender to carry out the intent of this Agreement and the other Loan Documents.

3.7 Claims. Subject to the provisions of Section 3.9, Borrower shall pay when due all claims which, if unpaid, might become a lien or charge on any or all of the properties or assets of Borrower.

3.8 Taxes. Subject to the provisions of Section 3.9, Borrower shall pay when due all foreign, federal, state and local taxes, assessments, and governmental charges now or hereafter levied upon or against Borrower or any of its properties or assets, including all income, franchise, personal property, real property, excise, withholding, sales and use taxes.

3.9 Contest. Borrower shall have the right to contest the payment of any tax, assessment, charge or claim referred to in Section 3.7 or 3.8 above, provided that (a) appropriate contest proceedings are promptly and in good faith commenced and diligently prosecuted by Borrower; (b) appropriate action reasonably acceptable to Lender is taken to prevent such tax, assessment, charge or claim from becoming a lien on the properties and assets of Borrower; and (c) Borrower notifies Lender in writing of the commencement of, and any material development in, such proceedings.

3.10 Pension Plans. Borrower shall pay all amounts necessary to fund all of its present and future employee benefit plans in accordance with their terms, and Borrower shall not permit the occurrence of any event with respect to any such plan which would result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or any other Governmental Authority.

3.11 Insurance. Borrower shall maintain insurance against such risks and liabilities, in such forms, and for such amounts as are customarily maintained by entities engaged in the same or similar businesses and similarly situated. The form and substance of all such insurance policies shall be reasonably acceptable to Lender. Such insurance shall be maintained with financially sound and reputable insurers reasonably acceptable to Lender. Upon Lender’s request, Borrower shall provide Lender with evidence satisfactory to Lender regarding the maintenance of the insurance required by this Section, including proof of premium payments and copies of insurance policies, certificates of insurance, and endorsements. If Borrower fails to provide or pay for any policies of insurance required by this Section, Lender, at its option and in its discretion, but without any obligation of any kind to do so, shall have the right to obtain the same at Borrower’s expense.

3.12 Maintenance of Properties. Borrower shall maintain its properties that are material to its business in good condition and repair, ordinary wear and tear excepted; provided, however, that Borrower may dispose of property that is obsolete, worn out or no longer useful to its business.

3.13 Licenses. Borrower shall maintain all material Governmental Permits necessary for the ownership of it properties and the conduct of its businesses.

3.14 Compliance with Applicable Laws. Borrower shall at all times comply with and keep in effect all material Governmental Permits relating to Borrower, the Collateral, and Borrower’s other assets. Borrower shall at all times comply with, and shall cause the Collateral to comply with (a) all material Governmental Requirements, including all hazardous substance laws; (b) all requirements and orders of all judicial authorities which have jurisdiction over Borrower or the Collateral; and (c) all covenants, conditions, restrictions and other documents relating to Borrower or the Collateral if, in the case of this clause (c), failure to so comply would cause or result in a material adverse change in the financial condition or business of Borrower or materially impair the Collateral.

3.15 Place of Business; Borrower’s Name. Borrower shall give Lender at least thirty (30) days prior written notice of any change in the location of Borrower’s chief executive office. Borrower shall give Lender not less than thirty (30) days prior written notice before changing its name, its jurisdiction of organization or doing business under any other name. Borrower has complied, and will in the future comply, with all Governmental Requirements relating to the conduct of Borrower’s business under a fictitious business name.

3.16 Financial Statements, Certificates, Etc. Borrower shall deliver to Lender the financial statements, reports and certificates regarding Borrower set forth on Exhibit C hereto and such other information regarding Borrower and Guarantors as Lender may reasonably request from time to time (which other financial information shall be furnished reasonably promptly by Borrower in light of the nature of any such request). All financial statements and other financial information furnished to Lender under this Section shall comply with the requirements of Section 7 of Exhibit C.

3.17 Additional Guarantors. Borrower shall cause any entity which hereafter becomes an affiliate (as defined in Rule 405 under the Securities Act of 1933) of Borrower, if so requested by Lender, to become a Guarantor hereunder on the same terms as the other Guarantors promptly after such request is made.

ARTICLE IV

DEFAULT AND REMEDIES

4.1 Events of Default. Lender, at its option, may declare Borrower to be in default under this Agreement and the other Loan Documents upon the occurrence of any or all of the following events (declaration of such a default by Lender shall constitute an “Event of Default”):

(a) Payment of Note and Other Monetary Obligations. If Borrower fails to pay any of its Indebtedness under the Note or perform any of its other Obligations under the Loan Documents (including without limitation any Letter of Credit Agreement) or under any other document with Lender requiring the payment of money to Lender or any third Person within three (3) days after the date on which such indebtedness or monetary obligation is due; provided, however, that the three (3) day grace period contained in this Section 4.1(a) shall not apply to Borrower’s obligation to pay the outstanding principal balance and all accrued but unpaid interest under the Note on the relevant Maturity Date;

(b) Failure to Comply with Financial Covenants, Permit Inspections, or to Perform Certain Non-Monetary Obligations Under Other Loan Documents. If (i) Borrower fails to comply with any or all of the Financial Covenants; (ii) Borrower fails to permit any inspection the Collateral or any of Borrower’s books and records in accordance with the terms of the Loan Documents; or (iii) Borrower breaches any of its non-monetary obligations to Lender or any third Person under any of the Loan Documents or under any other document with Lender, which breach is not reasonably susceptible to being cured by Borrower;

(c) Performance of Non-Monetary Obligations Under Other Loan Documents Which are Curable. If (i) Borrower fails to perform any of its non-monetary obligations to Lender (other than those set forth in Section 4.1(b) above) or any third Person under any of the Loan Documents or under any other document with Lender when due; and (ii) if such non-monetary obligation is reasonably susceptible to being cured by Borrower, Borrower fails to diligently complete a cure of its breach of such non-monetary obligation as soon as reasonably practicable after written notice by Lender to Borrower setting forth such non-monetary breach, but in any event within thirty (30) days after such notice is given; provided, however, that the thirty (30) day cure period contained in this Section 4.1(c) shall not be deemed to apply if Borrower commits more than two (2) such non-monetary breaches within any twelve (12) calendar month period. Without limiting any of the terms of this Section 4.1(c), the cure provision contained in this Section 4.1(c) (“Cure Provision”) shall not apply with respect to Borrower’s failure to comply with the Financial Covenants or Borrower’s breach of any non-monetary obligation of Borrower that is not reasonably susceptible to being cured by Borrower, including any transfer of the Collateral in violation of the terms of the Loan Documents. Notwithstanding anything to the contrary contained in this Section 4.1(c) or Section 4.1(a) above, if Borrower breaches any of the terms of the Loan Documents, and if Lender, in its discretion, determines that such breach impairs Lender’s security for the Loan, Lender, immediately upon the occurrence of any such breach, shall have the right to take such actions and exercise such remedies under the Loan Documents as Lender may in good faith determine to be necessary or appropriate to avoid such impairment;

(d) Misrepresentation. If any material request, statement, information, certification, representation, or warranty, whether written or oral, submitted or made by Borrower to Lender in connection with the Loan or any other extension of credit by Lender to Borrower, now or in the future, is false or misleading in any material respect;

(e) Insolvency of Borrower. If (i) a petition is filed by or against Borrower under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (“Bankruptcy Code”) or any other applicable federal or state bankruptcy, insolvency or similar law; (ii) a receiver, liquidator, trustee, custodian, sequestrator, or other similar official is appointed to take possession of Borrower, the Collateral, or any material part of Borrower’s other assets, or Borrower consents to such appointment; (iii) Borrower makes an assignment for the benefit of creditors; (iv) Borrower takes any action in furtherance of any of the foregoing; or (v) there is a material adverse change in Borrower’s financial condition as represented to Lender in connection with Lender’s approval of the Loan and Lender reasonably determines that such change materially impairs Borrower’s ability to perform any or all of the Obligations; provided, however, that Borrower shall have sixty (60) days within which to cause any involuntary bankruptcy proceeding to be dismissed or the involuntary appointment of any receiver, liquidator, trustee, custodian, or sequestrator to be discharged. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure provisions contained in the Loan Documents;

(f) Insolvency of Other Persons. If any of the events specified in clauses (i) through (v) of Section 4.1(e) above occurs with respect to any Guarantor, as if such Guarantor were the Borrower described therein; provided, however, that Guarantor shall have sixty (60) days within which to cause any involuntary bankruptcy proceeding to be dismissed or the involuntary appointment of any receiver, liquidator, trustee or sequestrator to be discharged;

(g) Performance of Obligations to Third Persons. If (i) Borrower fails to pay any of its Indebtedness or to perform any of its obligations when due under any document between Borrower and any other Person who holds a lien on the Collateral that is senior to the lien held by Lender in the Collateral (if such lien is permitted by Lender hereunder) and fails to cure such breach within any applicable cure period under such document; or (ii) Borrower fails to pay any of its Indebtedness owed to any Person other than Lender or to perform any of its obligations when due under any other Indebtedness owed to any Person other than Lender in an amount equal to or in excess of $500,000 owed by Borrower to any other Person. Nothing contained in this Section constitutes or shall be construed as Lender’s consent to any lien being placed on the Collateral, other than the Permitted Liens;

(h) Attachment. If all or any material part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or levied upon by any court process and Borrower fails to cause such attachment, seizure, writ or levy to be fully released or removed within sixty (60) days after the occurrence of such event. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Loan Documents;

(i) Injunctions. If a court order is entered against Borrower or any Guarantor enjoining the conduct of all or part of such Person’s business and Borrower fails to cause such injunction to be fully stayed, dissolved or removed within sixty (60) days after such order is entered. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Loan Documents;

(j) Dissolution. The dissolution, liquidation, or termination of existence of Borrower or any Guarantor; provided, however, that any dissolution, liquidation or termination of existence of Borrower or any Guarantor shall not constitute an Event of Default if (i) such dissolution, liquidation or termination of existence is in connection with any internal reorganization of Borrower or any Guarantor, as the case may be, and its affiliated Persons, (ii) the ownership of all assets or equity interests of such dissolved, liquidated or terminated Person has not been transferred to any Person that is not an affiliate of Borrower or any Guarantor, and (iii) any security interests previously granted to Lender in the assets of such dissolved, liquidated or terminated Person shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such dissolution, liquidation or termination of existence) and all actions required to maintain said perfected status have been taken; and (iv) Lender shall have provided its prior consent thereto (which consent shall not be unreasonably withheld or delayed if the foregoing conditions are satisfied);

(k) Transfers of Interests. The sale or transfer of any beneficial interests in Borrower or AT Holdings (other than among the Guarantors), or the sale or transfer of an aggregate of more than twenty-five percent (25%) of the beneficial interests in MD Management LLC or MD Investment LLC after the date hereof without Lender’s prior written consent; provided, however, that the following transfers shall not be limited by, or taken into account in the calculation of, such twenty-five percent (25%) test: (i) any transfer(s) in connection with any internal reorganization among Borrower or any Guarantor, and its affiliated Persons, provided that Lender gives its prior consent thereto (which consent shall not be unreasonably withheld), and (ii) any transfer(s) among or to Managing Directors and/or members of MD Management LLC and MD Investment LLC, as well as any transfers to or among estate planning, asset protection or other similar vehicles of such Managing Directors and members, and (iii) any redemption by Guarantors of membership or other equity interests of Managing Directors or other employees of Borrower on termination of employment.

(l) (I) Impairment of Security Interest or Lender’s Rights. If (i) the validity or priority of Lender’s security interest in the Collateral is impaired for any reason; or (ii) the value of the Collateral has deteriorated, declined or depreciated as a result of any intentional act or omission by Borrower; or (iii) Lender, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event affecting Borrower, or any Guarantor or the Collateral prior to the Closing Date of which Lender had no actual knowledge as of the Closing Date or because of the occurrence of such an event on or subsequent to the Closing Date;

(m) Default by Guarantors. If any Guarantor fails to pay any amounts due to the Lender or perform any of its obligations to the Lender under any of the Guaranties or security agreements to which it is a party when due or the revocation, limitation or termination or attempted revocation, limitation or termination of any of the obligations of any Guarantor under any of the Guaranties or security agreements; or

(n) Misrepresentation by Guarantors. If any material request, statement, information, certification, representation, or warranty, whether written or oral, submitted or made by any Guarantor to Lender in connection with the Loan or any other extension of credit by Lender to Borrower or such Guarantor, now or in the future, is false or misleading in any material respect.

4.2 Remedies. Upon Lender’s election to declare Borrower to be in default under the Loan Documents pursuant to Section 4.1 above, Borrower shall be deemed to be in default under the Loan Documents, and Lender shall have the right to do any or all of the following:

(a) (a) Acceleration. Lender shall have the right to declare any or all of the Obligations to be immediately due and payable, including the entire principal amount and all accrued but unpaid interest under the Note, and notwithstanding the relevant Maturity Date of the Note, such Obligations shall thereupon be immediately due and payable (provided, however, if any Event of Default occurs under Section 4.1(e), then all Obligations shall immediately and without the necessity of any notice become due and payable);

(b) Remedies Under Other Loan Documents. Lender may exercise any or all rights and remedies which Lender may have under any or all of the Loan Documents and applicable law;

(c) Discontinuation of Disbursements. Lender may discontinue or withhold any or all advances of the Loan proceeds, and Lender shall have no further obligation to make any Line of Credit Advance or the 2017 Term Loan (if not previously made) (provided, however, that (i) if any Event of Default occurs under Section 4.1(e), then Lender’s obligation to make Line of Credit Advances and the 2017 Term Loan (if not previously made), and to issue any Letters of Credit, shall immediately and without the necessity of any notice terminate, and (ii) during any cure period permitted by any of the provisions in Section 4.1, Lender shall have no obligation to make any Line of Credit Advances, to make the 2017 Term Loan (if not previously made) or to issue any Letters of Credit to Borrower; and

(d) Discontinuation of Other Extensions of Credit. Lender may discontinue advancing money or extending credit to or for the benefit of Borrower in connection with any other document between Lender and Borrower.

ARTICLE V

WARRANTIES AND REPRESENTATIONS

5.1 Borrower’s Warranties and Representations. As a material inducement to Lender’s extension of credit to Borrower in connection with the Loan, Borrower warrants and represents to Lender as follows:

(a) Existence. Borrower is duly organized, validly existing and in good standing under the laws of the state in which Borrower is organized, and Borrower is qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign entity and where the failure to so qualify would have a material adverse effect on Borrower’s business.

(b) Authority to Own Assets. Borrower has the full power and authority to own its assets and to transact the business in which it is now engaged.

(c) Authority to Execute Loan Documents. Borrower has the full power and authority to execute, deliver and perform its obligations under the Loan Documents, and the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Borrower. The Person or Persons signing the Loan Documents on behalf of Borrower are duly authorized to execute the Loan Documents and all other documents necessary to consummate the Loan on behalf of Borrower.

(d) Valid Obligations. The Loan Documents are legal, valid and binding obligations of Borrower and the Guarantors, as applicable, enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally).

(e) No Consents Required. No consent of any other Person and no consent, approval, authorization or other action by or filing with any Governmental Authority not previously obtained by Borrower is required in connection with the execution, delivery and performance of the Loan Documents by Borrower.

(f) Chief Executive Office. Borrower’s chief executive office as of the date hereof is located at the address set forth in Borrower’s Application. Subsequent to the date hereof, Borrower’s chief executive office shall be at the address set forth in Borrower’s Application or at any other address as changed pursuant to Section 3.15 hereof.

(g) Borrower’s Name. Borrower has set forth above its full and correct name as of the date hereof and Borrower does not use as of the date hereof any other names or tradenames, except for the tradenames disclosed in Borrower’s Application. Subsequent to the date hereof, Borrower’s full and correct name shall be as set forth above or any other name as changed pursuant to Section 3.15 hereof.

(h) No Violations. The execution, delivery and performance of the Loan Documents and compliance with their respective terms will not conflict with or result in a violation or breach of any of the terms or conditions of any document to which Borrower is a party or by which Borrower is bound or any order or judgment of any court or Governmental Authority binding on Borrower.

(i) Organizational Documents. Borrower’s execution, delivery and performance of the Loan Documents and Borrower’s compliance with their respective terms (i) will not violate any Governmental Requirements applicable to Borrower; or (ii) Borrower’s articles of organization or operating agreement, if Borrower is a limited liability company.

(j) Tax Claims. To the best of Borrower’s knowledge, there are no claims or adjustments proposed by any taxing authority for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. To the best of Borrower’s knowledge, Borrower and each Guarantor have filed all federal, state and local tax returns required to be filed under applicable Governmental Requirements and have paid all taxes, assessments, fees, penalties, and other governmental charges that are due and payable in connection therewith.

(k) Litigation. To the best of Borrower’s knowledge, there are no actions, suits, proceedings or investigations pending or threatened against or affecting Borrower or any Guarantor in any court or before any other Governmental Authority which may result, either separately or in the aggregate, in any material adverse change in the assets, properties, business, prospects, profits, or condition of Borrower or any of such Persons, nor to the best of Borrower’s knowledge is there any basis for any such action, suit, proceeding or investigation.

(l) Financial Statements; Indebtedness. All financial statements respecting the financial condition of Borrower which have been furnished to Lender prior to the Closing Date (i) are accurate and complete in all material respects as of the dates appearing thereon; (ii) are prepared in accordance with GAAP, consistently applied, and present fairly the financial condition and results of operations of the Person to whom the financial statement applies as of the dates and for the periods shown on such statements; and (iii) disclose all contingent liabilities affecting the Person to whom the financial statement applies to the extent that such disclosure is required by GAAP. Since the last date covered by any such statement, there has been no material adverse change in the financial condition of Borrower, and Borrower is now and at all times hereafter shall continue to be solvent. Set forth on Schedule 1 to Exhibit C is a complete and accurate listing of all Indebtedness of Borrower and Guarantors as of March 31, 2017.

(m) Periodic Financial Statements. All financial statements respecting the financial condition of Borrower hereafter delivered to Lender by Borrower shall satisfy the requirements of clauses (i) through (iii) of Section 5.1(1) above.

(n) Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, unless such use is approved in writing by Lender or otherwise expressly contemplated by the Loan Documents.

(o) Licenses and Governmental Requirements. Neither Borrower nor any Guarantor, to its best knowledge, (i) is in violation in any material respect of any Governmental Permits or Governmental Requirements (including all Hazardous Substance Laws) which are required to be maintained under Section 3.14 hereof; or (ii) has failed to obtain any Governmental Permits which are required to be maintained under Section 3.14 hereof.

(p) OFAC; Patriot Act Compliance.

(i) Borrower is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) who is on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”).

(ii) Borrower is in compliance with the Patriot Act. No proceeds of the Loan will be used, directly or indirectly, for payments to any governmental official or employee, political party or its officials, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(q) Andersen Global. Andersen Global is a verein duly formed and organized under the laws of Switzerland. The current member firms as of the date hereof of Andersen Global are Borrower and the member firms set forth on Exhibit E attached hereto and made a part hereof.

(r) Completeness of Application. All of the information set forth in Borrower’s Application is accurate and complete in all material respects.

5.2 Continuing Warranties. Borrower’s warranties and representations set forth in Section 5.1 above shall be true and correct at the time of execution of this Agreement and as of the Closing Date, shall survive the closing of the Loan, and shall remain true and correct as of the date on which such warranties and representations are given and shall be true and correct on each date that a Line of Credit Advance is made. For purposes of this Agreement and the other Loan Documents, the term “to the best of Borrower’s knowledge” shall be deemed to mean to the best knowledge of Borrower after a commercially reasonable and diligent investigation, inspection and inquiry by Borrower.

ARTICLE VI

MISCELLANEOUS

6.1 Relationship of Parties. Lender shall not be deemed to be, nor do Lender or Borrower intend that Lender shall ever become, a partner, joint venturer, trustee, fiduciary, manager, controlling person, or other business associate or participant of any kind in the business or affairs of Borrower, whether as a result of the Loan Documents or any of the transactions contemplated by the Loan Documents. In exercising its rights and remedies under the Loan Documents, Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a lender.

6.2 Indemnification. Borrower shall indemnify and hold Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, demands, damages (including special and consequential damages), liabilities, actions, causes of action, legal proceedings, administrative proceedings, suits, injuries, costs, losses, debts, liens, interest, fines, charges, penalties and expenses (including reasonable attorneys’, accountants’, consultants’, and expert witness fees and costs actually incurred) of every kind and nature (collectively, the “Claims”) arising directly or indirectly out of or relating to any or all of the following: (i) Borrower’s breach of any of its Obligations or warranties under the Loan Documents; (ii) any act or omission by Borrower or any of its employees or agents; (iii) Borrower’s use of the Collateral or any other activity or thing allowed or suffered by Borrower to be done on or about the any of Borrower’s properties; and (iv) any claims for commissions, finder’s fees or brokerage fees arising out of the Loan or the transactions contemplated by the Loan Documents, if such claim is based on any act, omission or agreement by Borrower or any affiliate. Notwithstanding anything to the contrary contained in this Section, Borrower shall not be obligated to indemnify any Indemnified Party for any liabilities resulting solely from the gross negligence or intentional tortious conduct of such Indemnified Party which such Indemnified Party is determined by the final judgment of a court of competent jurisdiction to have committed. Borrower’s obligation to indemnify the Indemnified Parties under this Section 6.2 shall survive the cancellation of the Note and the release of Lender’s security interests under the Security Agreements.

6.3 Power of Attorney. Borrower irrevocably appoints Lender, with full power of substitution, as Borrower’s attorney-in-fact, coupled with an interest, with full power, in Lender’s own name or in the name of Borrower to sign, record and file all documents referred to in Section 3.6 above. Lender shall have the right to exercise the power of attorney granted in this Section directly or to delegate all or part of such power to one or more agents of Lender. Nothing contained in the Loan Documents shall be construed to obligate Lender to act on behalf of Borrower as attorney-in-fact.

6.4 Actions. Whether or not an Event of Default has occurred, Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which Lender determines may affect (a) the Collateral; (b) Borrower’s or Lender’s respective rights or obligations under the Loan Documents; (c) the Loan; or (d) the disbursement of any proceeds of the Loan. Whether or not an Event of Default has occurred, Lender shall at all times have the right to take any or all actions which Lender determines to be necessary or appropriate to protect Lender’s interest in connection with the Loan.

6.5 Attorneys’ Fees and Costs and Other Expenses. Upon Lender’s demand, Borrower shall reimburse Lender for all reasonable attorneys’ fees and costs incurred by Lender in connection with the preparation of the Loan Documents, any amendment, modification or waiver thereof, the exercise of any or all of

Lender’s rights and remedies under this Agreement and the other Loan Documents; the enforcement of any or all Obligations, whether or not any legal proceedings are instituted by Lender; or the defense of any action or proceeding by Borrower or any other Person relating to the Loan (“Attorneys’ Fees”). Without limiting the generality of the immediately preceding sentence, such Attorneys’ Fee costs shall include all reasonable Attorneys’ Fees and costs actually incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any Guarantor which in any way affects Lender’s exercise of its rights and remedies under the Loan Documents. Borrower’s obligation to reimburse Lender under this Section shall include payment of interest on all amounts expended by Lender from the date of expenditure at the rate of interest applicable to principal under the Note.

6.6 No Third-party Beneficiaries. The Loan Documents are entered into for the sole protection and benefit of Lender, Borrower and Guarantors, as applicable, and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under the Loan Documents.

6.7 Documents. The form and substance of all documents and instruments which Borrower is required to deliver to Lender under this Agreement shall be subject to Lender’s approval, which approval shall not be unreasonably withheld.

6.8 Notices. Any notice, demand or request required hereunder shall be given in writing to each party at the address set forth on Exhibit C hereto for such party by any of the following means: (a) personal service; (b) overnight courier; or (c) registered or certified, first class U.S. mail, return receipt requested, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto pursuant to this section; provided, however, that the delivery of financial statements, financial reports, other financial information and certificates may be done by electronic transmission as specified by Lender to Borrower. Any notice, demand or request sent pursuant to subsection (a) above shall be deemed received upon such personal service. Any notice, demand or request sent pursuant to subsection (b) above shall be deemed received on the Business Day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (c) above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.

6.9 Severability; No Offsets. If any provision of the Loan Documents shall be held by any court of competent jurisdiction to be unlawful, voidable, void, or unenforceable for any reason, such provision shall be deemed to be severable from and shall in no way affect the validity or enforceability of the remaining provisions of the Loan Documents. No Obligations shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against Lender. To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

6.10 Interpretation. Whenever the context of this Agreement reasonably requires, all words used in the singular shall be deemed to have been used in the plural, and the neuter gender shall be deemed to include the masculine and feminine gender, and vice versa. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, (a) the term “including” shall be deemed to mean “including without limitation”; (b) the term “document” shall be deemed to include all written contracts, commitments, agreements, and instruments; and (c) the term “discretion,” when applied to any determination, consent, or approval right by Lender, shall be deemed to mean Lender’s sole but good faith business judgment.

6.11 Time of the Essence. Time is of the essence in the performance of each provision of the Loan Documents by Borrower.

6.12 Amendments. The Loan Documents (excluding the Guaranties) may be modified only by a written agreement signed by Borrower and Lender. Notwithstanding the foregoing, as well as any other terms in this Agreement, the Note or other Loan Documents, the Loan may be renewed or the relevant Maturity Date extended repeatedly and/or for any length of time by written notice from Lender to Borrower, which notice need not be executed by Borrower.

6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

6.14 Entire Agreement. The Loan Documents contain the entire agreement concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous negotiations, agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, by and among Lender, Borrower and Guarantors concerning the Loan which is the subject matter of the Loan Documents.

6.15 No Waiver by Lender. No waiver by Lender of any of its rights or remedies in connection with the Obligations or of any of the terms or conditions of the Loan Documents shall be effective unless such waiver is in writing and signed by Lender.

6.16 Cumulative Remedies. No right or remedy of Lender under this Agreement or the other Loan Documents shall be exclusive of any other right or remedy under the Loan Documents or to which Lender may be entitled. Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all other rights and remedies which Lender may have under any other document with Borrower and under applicable law.

6.17 Assignment. Borrower shall not assign, encumber, or otherwise transfer any or all of Borrower’s rights under the Loan Documents, whether voluntarily, involuntarily, or by operation of law, without Lender’s prior written consent, which consent may be withheld in Lender’s discretion. Any purported assignment, encumbrance or transfer by Borrower in violation of this Section shall be void. Borrower acknowledges and agrees that Lender’s agreement to make the Loan to Borrower and enter into the Loan Documents is based in material part on Lender’s reliance on Borrower’s particular financial condition, credit history, character, experience, ability, skill, and reputation, as represented by Borrower to Lender.

6.18 Waivers. Borrower waives presentment, demand for payment, protest, notice of demand, dishonor, protest and non-payment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Loan Documents. Borrower waives the right to assert any statute of limitations as a defense to the enforcement of any or all of the Loan Documents to the fullest extent permitted by law. Without limiting the generality of the immediately preceding sentence, in the event of Borrower’s payment in partial satisfaction of any or all of the Obligations, Lender shall have the sole and exclusive right and authority to designate the portion of the Obligations that is to be satisfied. Borrower and all Persons holding a lien of any kind affecting all or part of the Collateral who have actual or constructive notice of this Agreement waive (a) all rights to require marshalling of assets or liens in the event of Lender’s exercise of any of its rights and remedies under the Loan Documents; and (b) all rights to require Lender to exercise any other right or power or to pursue any other remedy which Lender may have under any document or applicable law before exercising any other such right, power, or remedy.

6.19 Confidentiality. The Lender agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential in accordance with the terms of this Agreement and (ii) that the Lender shall be responsible for any breach of this Section 6.19 by any of its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to any of the Loan Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 6.19, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 6.19 or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 6.19, “Confidential Information” means all information now or hereafter received from the Borrower relating to Borrower or any Guarantor, or their respective businesses, as well as any information regarding any client of Borrower or any Guarantor which is provided to Lender pursuant to this Agreement or any other Loan Document, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 6.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information or, in the case of such Lender, Lender has treated such Confidential Information in a manner consistent with banking industry standards for the treatment of confidential information. The provisions of this Section 6.19 shall survive the termination of the Commitment and repayment of the Loan and other obligations arising hereunder.

6.20 Applicable Law; Jurisdiction. The Loan Documents shall be governed by and construed in accordance with the laws of the State of New York. Borrower agrees that the courts of the State of New York and Federal District Courts located in New York City, New York, shall have exclusive jurisdiction and venue of any action or proceeding directly or indirectly arising out of or related to the negotiation, execution, delivery, performance, breach, enforcement or interpretation of this Agreement and all of the other Loan Documents or any of the transactions contemplated by or related to any or all of the Loan Documents, regardless of whether or not any claim, counterclaim or defense in any such action or proceeding is characterized as arising out of fraud, negligence, intentional misconduct, breach of contract or fiduciary duty, or violation of any Governmental Requirements. Borrower irrevocably consents to the personal jurisdiction of such courts, to such venue, and to the service of process in the manner provided for the giving of notices in this Agreement. Borrower waives all objections to such jurisdiction and venue, including all objections that are based upon inconvenience or the nature of the forum.

6.21 WAIVER OF RIGHT TO JURY TRIAL. BORROWER IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THE LOAN, THIS AGREEMENT, ANY AGREEMENT SECURING THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY OR ALL OF THE COLLATERAL SECURING THE LOAN, OR ANY OF THE TRANSACTIONS WHICH ARE CONTEMPLATED BY THE LOAN DOCUMENTS. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATED TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. BORROWER ACKNOWLEDGES AND AGREES THAT (1) BORROWER HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE TERMS OF THE LOAN DOCUMENTS; (2) BORROWER HAS EXECUTED THE LOAN DOCUMENTS FREELY AND VOLUNTARILY, AFTER HAVING CONSULTED WITH BORROWER’S INDEPENDENT LEGAL COUNSEL AND AFTER HAVING HAD ALL OF THE TERMS OF THE LOAN DOCUMENTS EXPLAINED TO IT BY ITS INDEPENDENT LEGAL COUNSEL OR AFTER HAVING HAD A FULL AND ADEQUATE OPPORTUNITY TO CONSULT WITH BORROWER’S INDEPENDENT LEGAL COUNSEL; (3) THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS ARE REASONABLE, NOT CONTRARY TO PUBLIC POLICY OR LAW, AND HAVE BEEN INTENTIONALLY, INTELLIGENTLY, KNOWINGLY, AND VOLUNTARILY AGREED TO BY BORROWER; (4) THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS HAVE BEEN AGREED TO BY BORROWER WITH FULL KNOWLEDGE OF THEIR SIGNIFICANCE AND CONSEQUENCES, INCLUDING FULL KNOWLEDGE OF THE SPECIFIC NATURE OF ANY RIGHTS OR DEFENSES WHICH BORROWER HAS AGREED TO WAIVE PURSUANT TO THE LOAN DOCUMENTS; (5) BORROWER HAS HAD A FULL AND ADEQUATE OPPORTUNITY TO NEGOTIATE THE TERMS CONTAINED IN THE LOAN DOCUMENTS; (6) BORROWER IS EXPERIENCED IN AND FAMILIAR WITH LOAN TRANSACTIONS OF THE TYPE EVIDENCED BY THE LOAN DOCUMENTS; AND (7) THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS ARE MATERIAL INDUCEMENTS TO LENDER’S EXTENSION OF CREDIT TO BORROWER, AND LENDER HAS RELIED ON SUCH WAIVERS IN MAKING THE LOAN TO BORROWER AND WILL CONTINUE TO RELY ON SUCH WAIVERS IN ANY RELATED FUTURE DEALINGS WITH BORROWER. THE WAIVERS CONTAINED IN THE LOAN DOCUMENTS SHALL APPLY TO ALL SUBSEQUENT EXTENSIONS, RENEWALS, MODIFICATIONS, AND REPLACEMENTS OF THE LOAN DOCUMENTS. TO THE EXTENT BORROWER DOES NOT OTHERWISE PROVIDE CONSENT AS MAY BE REASONABLY REQUESTED BY LENDER IN CONNECTION WITH BORROWER’S WAIVER OF ITS RIGHT TO A JURY TRIAL HEREUNDER, THIS AGREEMENT MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS BORROWER’S WRITTEN CONSENT TO BORROWER’S WAIVER OF A JURY TRIAL.

6.22 Successors. Subject to the restrictions contained in the Loan Documents, the Loan Documents shall be binding upon and inure to the benefit of Lender and Borrower and their respective permitted successors and assigns.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amended and Restated Loan Agreement to be duly executed as of the date first set forth above.

BORROWER:

ANDERSEN TAX LLC

By:	/s/ Mark L. Vorsatz
Name:	Mark L. Vorsatz
Title:	Chief Executive Officer

LENDER:

First Republic Bank

By:	/s/ Alen Le Vine
Name:	ALAN LE VINE
Title:	VICE PRESIDENT

LOAN AGREEMENT

(LINE OF CREDIT AND TERM LOAN)

EXHIBIT A

FORM OF LINE OF CREDIT NOTE

LOAN AGREEMENT

(LINE OF CREDIT AND TERM LOAN)

EXHIBIT B

FORM OF 2017 TERM LOAN NOTE

LOAN AGREEMENT

(LINE OF CREDIT AND TERM LOAN)

EXHIBIT C

LOAN SCHEDULE

This Loan Schedule is an integral part of the Loan Agreement between Lender and Borrower, and the following terms are incorporated in and made a part of the Loan Agreement to which this Loan Schedule is attached:

1.	Borrower: ANDERSEN TAX LLC

2.	Guarantors: Andersen Tax Holdings LLC, MD Management LLC and MD Investment LLC. Guarantors shall also grant to Lender a first priority security interest in all of their assets.

3.	Borrower’s Notice Address:

Andersen Tax LLC

100 First Street

Suite 1600

San Francisco, CA 94105

Attn: Chief Executive Officer

with a copy to:

Andersen Tax LLC

1177 Avenue of the Americas

18th Floor

New York, NY 10036

Attn: Controller

4.	Lender’s Notice Address:	First Republic Bank 111 Pine Street San Francisco, CA 94111 Attention: Manager, Commercial Loan Operations Fax: (415) 296-3563

5.	Loan Fee: $57,255 Loan Fee and $1,000 Documentation Review Fee for the 2017 Term Loan. $41,250 Loan Fee and $1,000 Documentation Fee for the Line of Credit Loan. In addition, for each Letter of Credit issued by Borrower hereunder, Borrower shall at the time of issuance of such Letter of Credit and annually thereafter (prior to renewal) pay to Lender a letter credit fee equal to 2.0% per annum of the amount of such Letter of Credit (but in no event less than $500 for any Letter of Credit). If the amount of any Letter of Credit is ever increased, Borrower shall pay the above letter of credit fee on the increased amount at the time of the effectiveness thereof.

6.	Financial Covenants. Borrower shall comply with the following Financial Covenants:

Profitability: Borrower shall maintain a net after tax profit of not less than $1.00 after each of Borrower’s fiscal years.

Thirty (30) Day Out of Debt Requirement: (a) During the period from the Closing Date to the Line of Credit Maturity Date, and (b) during each consecutive twelve (12) month period thereafter if Lender in its discretion renews the Commitment (which Lender has no obligation to do), Borrower shall not permit to be outstanding any Indebtedness under the Line of Credit Loan (excluding any outstanding Letters of Credit from time to time) for a period of time equal to at least thirty (30) consecutive calendar days.

No Additional Indebtedness: Borrower shall not directly or indirectly make, create, incur, assume, or permit to exist Indebtedness during the term of this Agreement, excluding (i) Indebtedness owing by Borrower as of the date of this Agreement set forth in the schedule thereof below this paragraph (other than those that are being paid substantially concurrently with the funding of the Loan and so noted thereon); (ii) Indebtedness under the Loan Documents and other borrowings from the Lender; (iii) Indebtedness evidenced by capital leases or purchase money obligations provided that (A) in no event shall the sum of the aggregate principal amount of all capital lease obligations and purchase money obligations permitted by this clause exceed $500,000 at any time, and (B) such Indebtedness is used solely to acquire equipment and other fixed assets used in the ordinary course of Borrower’s business and that is secured only by such equipment and other fixed assets, as applicable; (iv) any Indebtedness comprising unsecured intercompany loans between Borrower and AT Holdings, provided that any intercompany loan by Borrower to AT Holdings is evidenced by a promissory note which is pledged to the Lender, and provided that any loans from AT Holdings to Borrower shall contain a subordination provision preventing repayment if any Event of Default exists hereunder, (v) unsecured guaranties by Borrower of Indebtedness or lease or other contractual obligations of any Guarantors incurred in the ordinary course of business to the extent such Indebtedness or lease or other contractual obligations would be permitted to be incurred hereunder by Borrower; (vi) any payments over time which represent redemptions of any equity interests of Borrower or any Guarantor, or a return/refund of capital of any such Persons, paid in each case to any employee, officer, Managing Director or director of any such Person, upon his/her termination of employment, (vii) Indebtedness of Borrower with respect to performance bonds, surety bonds, appeal bonds and custom bonds required in the ordinary course of business, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and custom bonds permitted by this clause shall not at any time exceed $500,000; (viii) commercially reasonable multi-year service agreements entered into in the ordinary course of business which provide for payments in installments; (ix) unsecured Indebtedness related to acquisitions by Borrower of other businesses similar to that of Borrower which shall not at any time exceed $3,000,000 in aggregate principal amount, and (x) other non-revolving unsecured Indebtedness not in excess of $500,000.

In addition, Borrower may request from Lender permission to use Indebtedness in connection with the acquisition of any Person or any division or line of business of any Person similar to the business of Borrower, which request shall be considered by Lender in good faith.

Debt Service Coverage Ratio: Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.50:1.00. “Debt Service Coverage Ratio” is defined as net income before interest, taxes, depreciation and amortization, and less dividends and distributions (which include any redemption payments of equity interests or other payments representing a return of capital), divided by the current portion of long term debt as defined in accordance with generally accepted accounting principles plus interest expense for the past twelve months. This ratio shall be measured quarterly as of the last day of Borrower’s fiscal quarters.

Liquidity: Borrower shall maintain, during the term of the Loan, unencumbered Liquid Assets (other than the security interest granted by Borrower in favor of Lender) equal to not less than (i) the amount of the sum of the then current principal outstanding balance of all Indebtedness covered by clauses (a) through (d) of the definition of Indebtedness plus the amount of all outstanding Letters of Credit (collectively, the “Liquidity Indebtedness”) for the period from the Closing Date through December 31, 2017, and (ii) 1.25 times the amount of all Liquidity Indebtedness for the period from January 1, 2018 through the Maturity Date of the 2017 Term Loan, in each case verified quarterly and measured as of the last day of Borrower’s quarter end.

For purposes of the preceding covenant, “Liquid Assets” means the following assets: (i) unrestricted cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, (ii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission), (iv) 75% of Eligible Accounts, and (v) 50% of Eligible WIP.

The term “Eligible Accounts” means at any time, all of Borrower’s accounts receivable which are generated in the ordinary course of its business (the “Accounts”). The amount of any Eligible Account included in the Liquidity ratio shall include all discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible Accounts do not include:

(1) Accounts with respect to which the account debtor is an employee or agent of Borrower or any Guarantor.

(2) Accounts with respect to which the account debtor is a subsidiary of, or affiliated with Borrower or any Guarantor or its or their shareholders, officers, or directors, or any accounts receivable or notes receivable from Andersen Global or any of its members.

(3) Accounts with respect to which the account debtor is not a resident of the United States.

(4) Accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower.

(5) Accounts which are subject to dispute, counterclaim, or setoff.

(6) Accounts with respect to which services have not been rendered to the account debtor.

(7) Accounts with respect to which Lender, in its reasonable judgment after consultation with Borrower, deems the creditworthiness or financial condition of the account debtor to be unsatisfactory.

(8) Accounts of any account debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such account debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(9) Accounts with respect to which the account debtor is the United States government or any department or agency of the United States.

(10) Accounts which have not been paid in full within 120 days from the invoice date. The entire balance of any Account of any single account debtor will be ineligible whenever the portion of the Account which has not been paid within 90 days from the invoice date is in excess of 25% of the total amount outstanding on the Account.

The term “Eligible WIP” means at any time, all of Borrower’s unbilled work in progress which is generated in the ordinary course of its business (the “WIP”). The amount of any Eligible WIP included in the Liquidity ratio shall include all discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible WIP does not include:

(1) WIP with respect to which the account debtor is an employee or agent of Borrower or any Guarantor.

(2) WIP with respect to which the account debtor is a subsidiary of, or affiliated with Borrower or any Guarantor or its or their shareholders, officers, or directors.

(3) WIP with respect to which the account debtor is not a resident of the United States.

(4) WIP with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower.

(5) WIP with respect to which Lender, in its reasonable judgment after consultation with Borrower, deems the creditworthiness or financial condition of the account debtor to be unsatisfactory.

(6) WIP of any account debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such account debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(7) WIP with respect to which the account debtor is the United States government or any department or agency of the United States.

(8) WIP which is older than 120 days.

Loans by Borrower: Borrower shall not (and shall not permit any Guarantor to) loan or advance money to any other Person, except as follows:

(1) Loans or advances may be made by Borrower to any of its officers, directors, Managing Directors or employees, or to any principal of a member firm of Andersen Global, as long as (a) each such loan or advance is on arm’s length terms, shall mature within seven years and is approved by the Board of Directors or management of Borrower as required by Borrower’s applicable corporate or other governing documents, (b) all such loans and advances shall not at any time have an outstanding principal balance in excess of $1,000,000 individually or $5,000,000 in the aggregate (except that loans or advances for moving, relocation and travel expenses and other similar expenditures in the ordinary course of business consistent with past practice shall not count against the $5,000,000 aggregate cap);

(2) Loans or advances may be made by Borrower or any Guarantor to any affiliate (as defined in Rule 405 under the Securities Act of 1933) of Borrower or to any member of Andersen Global, as long as (a) each such loan or advance is on arm’s length terms, shall mature within 11 years and is approved by the Board of Directors of Borrower or the managing person or body of any Guarantors, and (b) all such loans and advances shall not at any time have an outstanding principal balance in excess of $5,000,000 individually or $10,000,000 in the aggregate; and

No loan or advance described in paragraphs (1) or (2) immediately above shall be approved or made at any time that a Default or Event of Default has occurred and is continuing.

7.	Accounting.

7.1 Annual Financial Statements. Within 180 days after the end of each of Borrower’s fiscal years, Borrower shall deliver to Lender a balance sheet, a statement of profit and loss and a statement of cash flows for such fiscal year, which shall comply with the following requirements: All annual financial statements shall be prepared in accordance with GAAP, consistently applied, shall be audited by an independent public accountant reasonably satisfactory to Lender and shall be certified by Borrower’s chief financial officer or by another officer or agent of Borrower acceptable to Lender.

7.2 Quarterly Financial Statements. Within 45 days after the close of each of the first three calendar quarters of Borrower’s fiscal year, Borrower shall deliver to Lender a balance sheet, a statement of profit and loss and a statement of cash flows for such calendar quarter and the fiscal year to date, which shall comply with the following requirements: All quarterly financial statements shall be prepared in accordance with GAAP, consistently applied (except for year-end adjustments and notes), and shall be certified by Borrower’s chief financial officer or by another officer or agent of Borrower acceptable to Lender.

7.3 Accounts Receivable Aging Report. Within 45 days after the close of the first three calendar quarters of Borrower’s fiscal year, Borrower shall deliver to Lender an accounts receivable aging report as of the end of such quarter, which shall comply with the following requirements: All reports shall be in a form and contain such detail as is reasonably satisfactory to Lender and shall be certified by Borrower’s chief financial officer or another officer or agent of Borrower acceptable to Lender.

7.4 Compliance Certificate. Within 45 days after the close of each quarter of Borrower’s fiscal year, Borrower shall deliver to Lender a certificate of an executive officer of Borrower in the form of Exhibit D hereto. Such certificate shall be certified by Borrower’s chief financial officer or another executive officer of Borrower.

8.

Nature of Line of Credit. The Line of Credit Loan is a revolving line of credit loan, and within the limits of the Commitment and the Letter of Credit Sublimit and subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower may borrow, prepay pursuant to the Note evidencing Line of Credit Loan, and reborrow the principal amount of the Line of Credit Loan.

9.	Authorization to Charge Account.

9.1 Automatic Payment Authorization. Borrower authorizes Lender to make automatic deductions from the following deposit account (“Account”) maintained by Borrower at Lender’s offices in order to pay, when and as due, all installment payments of interest, and/or principal, renewal, modification or other fees or payments (a “Payment”) that Borrower is required or obligated to pay to Lender under the Note or other Loan Documents:

Account No:

Without limiting any of the terms of the Loan Documents, Borrower acknowledges and agrees that if Borrower defaults in its obligation to make a Payment because the collected funds in the Account are insufficient to make such Payment in full on the date that such Payment is due, then Borrower shall be responsible for all late payment charges and other consequences of such default by Borrower under the terms of the Loan Documents.

9.2 Revocation of Authorization. Subject to Section 9.3, this authorization shall continue in full force and effect until the date which is five (5) Business Days after the date on which Lender actually receives written notice from Borrower expressly revoking the authority granted to Lender to charge the Account for Payments in connection with the Loan. No such revocation by Borrower shall in any way release Borrower from or otherwise affect Borrower’s obligations under the Loan Documents, including Borrower’s obligations to continue to make all Payments required under the terms of the Note.

9.3 Termination by Lender. Lender, at its option and in its discretion, reserves the right to terminate the arrangement for automatic deductions from the Account pursuant to this Section at any time effective upon written notice of such election (a “Termination Notice”) given by Lender to Borrower. Without limiting the generality of the immediately preceding sentence, Lender may elect to give a Termination Notice to Borrower if Borrower fails to comply with any of Lender’s rules, regulations, or policies relating to the Account, including requirements regarding minimum balance, service charges, overdrafts, insufficient funds, uncollected funds, returned items, and limitations on withdrawals.

9.4 Increase in Interest Rate Upon Termination of Automatic Debit Arrangement. The date on which the arrangement for automatic deductions from the Account terminates (whether as a result of Borrower’s revocation of such arrangement or any Termination Notice given by Lender) is referred to as the “Auto Debit Termination Date.” Borrower acknowledges and agrees that Lender would not have been willing to make the Loan at the interest rate or interest rates contained in the Note in the absence of the arrangement for automatic deductions from the Account pursuant to this authorization. Therefore, effective on the first due date of a Payment following the Auto Debit Termination Date, Lender, at its option and in its discretion, shall have the right to increase the interest rate on the outstanding principal balance of the Note to a rate which is equal to one-half percent (0.50%) per annum (“Percentage Rate Increase”) above the otherwise applicable interest rate under the terms of the Note. If the Note provides for amortized monthly payments of principal and interest, then the amount of such monthly payments shall be increased by Lender based on a reamortization schedule prepared by Lender using the increased interest rate and the then remaining number of months in the original amortization period that was used by Lender to calculate the original monthly payment amount. Such new monthly payments shall be payable commencing on the first Payment due date following the date of the interest rate increase.

10.	Other Covenants.

Borrower shall at all times comply with all of the following additional covenants:

10.1 If the Line of Credit Loan is not renewed, is cancelled or otherwise terminated, prior to the expiration date of any Letter of Credit issued under the Letter of Credit Sublimit, the Borrower shall provide cash collateral to Lender, within five (5) Business Days of written demand by Lender, in an amount equal to the aggregate current amount of the issued Letters of Credit.

11.

Letter of Credit Sublimit. $5,000,000; provided, however, that notwithstanding the amount of the Letter of Credit Sublimit, at no time shall the outstanding amounts of all issued Letters of Credit plus the outstanding principal amount of the Line of Credit Advances exceed $12,500,000, and Lender shall be under no obligation to issue any Letter of Credit if doing so would cause the foregoing to occur.

12.

Letters of Credit. Letters of credit will be made available and issued for the account of Borrower as part of the Commitment to Borrower under this Agreement, subject to the Letter of Credit Sublimit and the other terms and conditions of this Agreement, including the following terms:

12.1 Certain Definitions. For purposes of this Loan Schedule, the following terms shall have the following meanings:

(a)

Letters of Credit. “Letters of Credit” means one or more standby letters of credit, in form and substance acceptable to the Lender, now or hereafter issued by the Lender for the account of Borrower, and all extensions, renewals, modifications and replacements of any or all of such documents. Lender shall be referred to hereunder as the “Issuer.”

(b)

Letter of Credit Agreements. “Letter of Credit Agreements” means a standby letter of credit agreement or agreements, and all related documents now or hereafter executed by Borrower or any other account party for Borrower’s benefit in connection with the issuance by Issuer, for the account of Borrower, of a Letter or Letters of Credit for the account of Borrower, and all extensions, renewals, modifications and replacements of such agreements and documents.

(c)

Letter of Credit Sublimit. “Letter of Credit Sublimit” means the amount shown in this Loan Schedule as the Letter of Credit Sublimit, representing the maximum face amount of all Letters of Credit that Borrower is entitled to obtain from the Issuer, for the account of Borrower, and that may be outstanding at any time under this Agreement.

12.2 Letters of Credit. Upon Borrower’s request from time to time prior to the Line of Credit Maturity Date, and subject to Borrower’s satisfaction of the Lender’s then standard and customary requirements and conditions (including the payment of the Lender’s then customary initial and periodic Letter of Credit fees and charges), and provided that no Default or Event of Default has occurred and is continuing, the Issuer shall issue Letters of Credit, for the account of Borrower, in aggregate amounts not exceeding at any time the Letter of Credit Sublimit. All Letters of Credit now or hereafter issued by the Lender, for the account of Borrower, shall be deemed to reduce the amount of the Commitment by the aggregate face amount of such Letters of Credit, from time to time outstanding. Any payment made by the Lender under or in connection with a Letter of Credit shall constitute a Line of Credit Advance under this Agreement and part of the outstanding principal balance of the Line of Credit Loan on the date such payment is made. Borrower agrees to indemnify and hold the Lender harmless from and against any loss, cost, expense, or liability, including payments made by Lender, reasonable expenses, and reasonable attorneys’ fees incurred by Lender arising out of or in connection with any Letters of Credit.

12.3 On the date of this Agreement, the parties agree that the following Letters of Credit have been issued and are currently outstanding under the Prior Agreement and will be outstanding Letters of Credit under this Agreement, and the corresponding Letter of Credit Agreement for each Letter of Credit will continue in full force and effect (with any reference in any Letter of Credit Agreement to the Prior Agreement being modified to refer to this Agreement):

(i)

Letter of Credit    dated September 28, 2011, in favor of Kramer Levin Naftalis & Frankel LLP in the amount of $614,042 as of March 31, 2017. The corresponding Letter of Credit Agreement is that certain Standby Letter of Credit Application, Reimbursement Agreement and Security Agreement between Borrower and Lender dated September 28, 2011 and which references this Letter of Credit.

(ii)

Letter of Credit    dated September 28, 2011, in favor of Kilroy Realty, L.P. in the current amount of $600,000 as of March 31, 2017. The corresponding Letter of Credit Agreement is that certain Standby Letter of Credit Application, Reimbursement Agreement and Security Agreement between Borrower and Lender dated September 28, 2011 and which references this Letter of Credit.

(iii)

Letter of Credit    dated March 9, 2015, in favor of 125 High Street, L.P., do Tishman Speyer Properties, L.P., in the amount of $400,000 as of March 31, 2017. The corresponding Letter of Credit Agreement is that certain Standby Letter of Credit Application, Reimbursement Agreement and Security Agreement between Borrower and Lender dated February 23, 2015 and which references this Letter of Credit.

Schedule 1 to

Exhibit C to the Loan Agreement

Indebtedness of Borrower and Guarantors as of March 31, 2017

Indebtedness Prior to Closing:

Amended and Restated Loan Agreement between Lender and Borrower, dated February 25, 2014, and all Indebtedness outstanding thereunder and under the Loan Documents (as defined in said Loan Agreement, and including Indebtedness pursuant to the Promissory Notes in the principal amounts of $10,000,000 and $30,000,000 and pursuant to the Letters of Credit issued thereunder)

Capital Lease obligations not in excess of $122,214.

Indebtedness Following Closing:

Second Amended and Restated Loan Agreement (Line of Credit and Term Loan) dated as of the Closing Date between Borrower and Lender and all Loan Documents (as defined therein), including:

•	Promissory Note for 2017 Term Loan in the amount of $17,350,000 dated as of the Closing Date;

•	Amended and Restated Promissory Note for Line of Credit in the amount of $12,500,000 dated as of the Closing Date; and

•	All Letters of Credit (as defined therein) outstanding thereunder.

Capital Lease obligations not in excess of $122,214.

LOAN AGREEMENT

EXHIBIT D

OFFICER’S CERTIFICATE

LOAN AGREEMENT

EXHIBIT E

AS OF MAY 12, 2017

Firm	Country	Region	Firm Type
Andersen Tax & Legal, Cologne	Germany	Europe	Member Firm
Alegis	Germany & Luxembourg	Europe	Member Firm
Andersen Tax & Legal (formerly Global Abogados)	Spain	Europe	Member Firm
Andersen Tax & Legal (formerly Noda Studio)	Italy	Europe	Member Firm
Andersen Tax & Legal (formerly Olleros Abogados)	Spain	Europe	Member Firm
Andersen Tax & Legal (formerly Taxperience)	Netherlands	Europe	Member Firm
Taxperience	Russia	Europe	Member Firm
Andersen Tax & Legal	Mexico	Latin America	Member Firm
Andersen Tax (formerly Landa Consultores)	Chile	Latin America	Member Firm
Andersen Tax (formerly MDR Advisory)	Switzerland	Europe	Member Firm
Andersen Tax (formerly Trust Consulting)	Guatemala	Latin America	Member Firm
Andersen Tax (Formerly INOVV)	Brazil	Latin America	Member Firm
Andersen Tax (formerly Taxperience)	Poland	Europe	Member Firm
Andersen Tax & Legal (formerly Nobre Guedes)	Portugal	Europe	Member Firm
PrimeTax	Switzerland	Europe	Member Firm
Ralon Oreliana & Asociados - Guatemala	Guatemala	Latin America	Member Firm
Rivera, Bolivar y Castaliedas (RBC)	Panama	Latin America	Member Firm
STC Partners	France	Europe	Member Firm
Etude Couderc	Switzerland	Europe	Member Firm
Andersen Tax LLC	United States	United States	US Firm